EXHIBIT 99.1

For Release at 6:00 am Central Time (7:00 am Eastern Time)

NOVAMED REPORTS 31% INCREASE IN TOTAL NET REVENUE

CHICAGO (May 4, 2006) - NovaMed, Inc. (Nasdaq: NOVA) today reported results for the first quarter ended March 31, 2006. First quarter continuing operations highlights were:

•	Surgical facilities net revenue increased 33% to $17,865,000
•	Total net revenue increased 31% to $23,916,000
•	Net income was $1,367,000, or $0.06 per diluted share, after the impact of $250,000 of non-cash stock compensation expense, or $0.01 per diluted share

For the first quarter ended March 31, 2006, total net revenue was $23,916,000, up 31% from $18,286,000 in the prior year first quarter. Net revenue from surgical facilities was $17,865,000, up 33% from $13,423,000 in the prior year first quarter. This revenue increase was primarily due to a 29% increase in total surgical procedures performed in the first quarter of 2006 as compared to the same period in the prior year. On a same-facility basis, surgical facilities net revenue increased 5% over the prior year first quarter. Product sales and other revenue was $6,051,000 in the first quarter of 2006, up 24% from the prior year first quarter.

Operating income in the first quarter of 2006 increased 38% to $4,757,000, or 20% of net revenue, from $3,455,000, or 19% of net revenue, in the same period last year. Operating expenses in the first quarter of 2006 included $417,000 in non-cash, stock compensation expense recorded in accordance with NovaMed’s adoption of FAS 123(R) on January 1, 2006. Net income from continuing operations in the first quarter of 2006 increased 13% to $1,367,000, or $0.06 per diluted share, from $1,205,000, or $0.05 per diluted share, in the prior year first quarter. Stock compensation expense recorded in the first quarter of 2006 impacted net income from continuing operations by $250,000 or $0.01 per diluted share. No stock compensation expense was recorded in the first quarter of 2005.

During the first quarter of 2006, NovaMed acquired a 65% interest in a large, multi-specialty surgery center in Dallas, Texas and entered into a definitive agreement to purchase at 51% interest in a multi-specialty licensed surgery center under construction in Gainesville, Florida. In addition, during April NovaMed purchased a 55% interest in an ophthalmic surgery center located in San Antonio, Texas and on May 2, 2006 NovaMed purchased a 51% interest in an ophthalmic surgery center located in Jonesboro, Arkansas.

Commenting on the first quarter results, Thomas S. Hall, President and Chief Executive Officer of NovaMed, said, “We are pleased with our operating results in the first quarter and our significant year-to-year growth in revenue and operating income. While our 5% same-facility net revenue growth was an improvement over the fourth quarter, one center still had a significant negative impact on this growth rate. Without this center included, same-facility net revenue growth would have been 9% in the first quarter. We are very focused on improving the performance of that center and increasing same-facility growth across our portfolio of surgery centers.”

“Our acquisitions to date this year demonstrate our commitment to pursuing multi-specialty surgery centers while continuing to add to our portfolio of ophthalmic centers,” added Mr. Hall. “With our available capital and deal pipeline we expect to announce additional acquisitions this year.”

As a final note, on April 28, 2006 NovaMed filed its 2005 Form 10-K. On May 3, 2006, NovaMed received a letter from Nasdaq stating that NovaMed’s filing delinquency has been cured and the hearing before the Nasdaq Listing Qualifications Panel has been cancelled.

NovaMed acquires, develops and operates ambulatory surgery centers in partnership with physicians. NovaMed currently has ownership interests in 31 surgery centers located in 17 states. NovaMed’s executive offices are located in Chicago, Illinois.

As previously announced, NovaMed will hold a conference call to discuss this release at 9:00 a.m. Central Time on Thursday, May 4, 2006. Investors can listen to the call over the Internet by visiting www.earnings.com or at NovaMed’s website at www.novamed.com. For those who cannot listen to the live broadcast, a replay will be available at these sites through June 3, 2006.

NovaMed measures same-facility results using only those facilities that it has owned and operated for the entire current and prior year periods reported. This press release contains forward-looking statements that relate to possible future events. These statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause our actual results to differ materially from those expressed or implied in this press release. These risks and uncertainties relate to our business, our industry and our common stock and include: our ability to acquire, develop or manage a sufficient number of profitable surgical facilities, including facilities that are not exclusively dedicated to eye-related procedures; reduced prices and reimbursement rates for surgical procedures; our ability to maintain successful relationships with the physicians who use our surgical facilities; the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit our business operations, require us to incur significant expenditures or limit our ability to relocate our facilities if necessary; and demand for elective surgical procedures. Readers are encouraged to review a more complete discussion of the factors affecting NovaMed’s business and prospects in its filings with the Securities and Exchange Commission, including the company’s 2005 Form 10-K filed on April 28, 2006. Readers should not place undue reliance on any forward-looking statements. Except as required by the federal securities laws, NovaMed undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

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CONTACT

Scott T. Macomber
Executive Vice President and Chief Financial Officer
(312) 664-4100
smacomber@novamed.com

NovaMed, Inc.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data, ASCs operated and procedures performed)

	Three months ended
	March 31,
	2006	2005
Net revenue:
Surgical facilities	$17,865	$13,423
Product sales and other	6,051	4,863
Total net revenue	23,916	18,286

Operating expenses:
Salaries, wages and benefits	8,045	6,012
Cost of sales and medical supplies	5,892	4,445
Selling, general and administrative	4,503	3,798
Depreciation and amortization	719	576
Total operating expenses	19,159	14,831

Operating income	4,757	3,455

Interest (income) expense, net	376	102
Minority interest	2,218	1,522
Earnings of nonconsolidated affiliate	(20)	(61)
Gain on sale of minority interests	(9)	—
Other (income) expense, net	(86)	(117)
Income before income taxes	2,278	2,009
Income tax provision	911	804

Net income from continuing operations	1,367	1,205
Net (loss) income from discontinued operations	(1)	149
Net income	$1,366	$1,354

Earnings per common share - diluted:
Earnings from continuing operations	$0.06	$0.05
Earnings from discontinued operations	—	0.01
Net earnings per diluted share	$0.06	$0.06
Shares used in computing diluted earnings per share	24,612	23,763

Selected Operating Data:

ASCs operated at end of period	29	25
Procedures performed during the period	22,375	17,313
Cash flow provided by operating activities	$2,722	$2,077
Cash flow used in investing activities	$(13,013)	$(8,395)
Cash flow provided by (used in) financing activities	$11,777	$7,035

	March 31,	December 31,
Balance Sheet Data:	2006	2005

Cash and cash equivalents	$3,172	$1,690
Accounts receivable, net	14,152	11,933
Working capital	9,494	6,669
Total assets	116,275	97,162
Long-term debt	29,719	17,404
Minority interest	11,247	10,266
Shareholders' equity	63,522	58,675